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                                                                    EXHIBIT 99.1



                                                                Analyst contact:
                                                                 Manny Hernandez
                                                        VP, Finance & Admin./CFO
                                                                  (408) 943-2754
FOR IMMEDIATE RELEASE
                                                                  Press contact:
                                                              Joseph L. McCarthy
                                                                Dir. Corp. Comm.
                                                                  (408) 943-2902


                    CYPRESS SEMICONDUCTOR ANNOUNCES PROPOSED
               PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

San Jose, California, September 15, 1997.....Cypress Semiconductor Corporation
(NYSE: CY) announced today that it intends, subject to market and other conditions, to raise approximately $150 million (excluding the proceeds of the overallotment option, if any) through a private offering of convertible subordinated notes within the United States to qualified institutional investors, and, outside the United States, to non-U.S. investors.

The Company states that it intends to use the proceeds of the offering for general corporate purposes, including capital expenditures to add manufacturing capacity and capability, development of and commercialization of products, and working capital and potential strategic acquisitions or investments. In addition, the Company may apply a portion of the net proceeds to repay the outstanding balance under its revolving credit facility.

It is contemplated that the notes will be convertible into shares of common stock and will have a five-year term. No other terms were disclosed.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Cypress Semiconductor Corporation is an international supplier of high-performance integrated circuits with worldwide headquarters in San Jose, California. The company provides a broad range of products for leading computer, networking and telecommunications companies worldwide. The company's product line includes static RAM, EPROM, and specialty memories; programmable logic devices (PLDs); data communications products; and personal computer chipsets, timing devices, and USB microcontrollers. Cypress shares are listed on the New York Stock Exchange under the symbol CY. The company has a site on the worldwide web at http://www.cypress.com.


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